Exhibit 99.1

For immediate release	February 7, 2019

Crown Crafts Reports Fiscal 2019 Third Quarter Results

●     Sales increase 6.8% for the quarter and 14.9% year-to-date

●     Net income increases 192.7% for the quarter and 104.5% year-to-date

●     Board declares a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2019 third quarter, which ended December 30, 2018.

“We are proud of our third quarter performance, which includes a sales increase of 6.8% and net income that is almost triple the same quarter from the previous year.” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Throughout the last year, Crown Crafts has navigated a rapidly changing retail landscape. Customer bankruptcies, store closings and liquidations have all presented unusual challenges, but our team has adjusted and performed well. We are very pleased to share the results of a strong third quarter.”

Financial Results

Net income for the third quarter of fiscal 2019 was $1.6 million, or $0.15 per diluted share, on net sales of $18.7 million, compared with net income of $531,000, or $0.05 per diluted share, on net sales of $17.5 million for the third quarter of fiscal 2018. Gross profit of 30.0% of net sales for the current year quarter was comparable to the prior year quarter gross profit of 30.1% of net sales.

For the nine-month fiscal period, net income was $3.6 million, or $0.36 per diluted share, on net sales of $54.7 million, compared with net income of $1.8 million, or $0.18 per diluted share, on net sales of $47.6 million for the first nine months of fiscal 2018. Gross profit for the nine-month period was 29.4% of net sales, up slightly from 29.2% in the prior-year period.

During the current year-to-date period, the Company incurred $210,000 in pre-tax expenses to move Sassy-branded inventory from Grand Rapids, Michigan to the Company’s facility in Compton, California. On an after-tax basis, these costs negatively affected the year-to-date period by $156,000. In the prior year, the Company recorded certain post-tax expenses totaling $170,000 and $1.2 million in the three and nine-month periods of fiscal year 2018, respectively, which did not reoccur in fiscal year 2019.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 5, 2019 to stockholders of record at the close of business on March 15, 2019. “We are pleased to reward our stockholders with another quarterly dividend payment,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on February 14, 2019. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10128222.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer	or	Halliburton Investor Relations
(225) 647-9124		(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Net sales	$18,668	$17,476	$54,664	$47,584
Gross profit	5,597	5,269	16,095	13,893
Gross profit percentage	30.0%	30.1%	29.4%	29.2%
Income from operations	2,151	1,613	5,137	3,529
Income before income tax expense	2,091	1,578	4,891	3,524
Income tax expense	537	1,047	1,264	1,750
Net income	1,554	531	3,627	1,774
Basic earnings per share	$0.15	$0.05	$0.36	$0.18
Diluted earnings per share	$0.15	$0.05	$0.36	$0.18

Weighted Average Shares Outstanding:
Basic	10,098	10,086	10,084	10,068
Diluted	10,099	10,090	10,086	10,075

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	December 30, 2018
	(Unaudited)	April 1, 2018
Cash and cash equivalents	$63	$215
Accounts receivable, net of allowances	15,009	18,498
Inventories	22,165	19,788
Total current assets	38,803	39,754
Finite-lived intangible assets - net	6,644	7,272
Goodwill	7,125	7,125
Total assets	$54,954	$56,581

Total current liabilities	11,229	6,788
Long-term debt	1,865	9,458

Shareholders’ equity	40,710	39,318
Total liabilities and shareholders’ equity	$54,954	$56,581